SECURED PROMISSORY NOTE

$3,608,457.38	August 18, 2009

FOR VALUE RECEIVED, the undersigned, ecoSolutions, Intl., a Nevada corporation, (the “Borrower”), promises to pay to the order of William C. Patridge (the “Holder”) (at such place as the Holder may from time to time designate to the Borrower), in lawful money of the United States, the principal sum of Three Million Six Hundred and Eight Thousand Four Hundred and Fifty Seven Dollars and Thirty Eight Cents ($3,608,457.38), together with accrued interest on the unpaid principal balance thereof from and after the date of this Secured Promissory Note at the rate of ten percent (10.0%) per annum.  This Secured Promissory Note represents the aggregate amount of the Borrower’s indebtedness to the Holder (whether or not evidenced by any instrument, promissory note or agreement, written or otherwise) as of the date hereof.  This Secured Promissory Note is issued in lieu of, and replaces, any and all prior instruments, promissory notes and agreements, written or otherwise, evidencing Borrower’s indebtedness to Secured Party, including, without limitation, that certain Convertible Promissory Note, dated as of December 31, 2008.

On December 31, 2009, the entire unpaid principal balance of this Secured Promissory Note and all accrued interest shall be due and payable.

The payment of this Secured Promissory Note is secured by a pledge of, and security interest in, all of the assets of Borrower.  The terms and conditions are set forth in the Security Agreement, dated as of August 18, 2009 (the “Agreement”).  Notwithstanding the existence of security for the payment of this Secured Promissory Note, the Borrower shall at all times remain liable to the Holder for the full and punctual payment of all principal, interest and other amounts that are owned under this Secured Promissory Note.

Any principal, interest or other amount payable under this Secured Promissory Note that is not paid when due shall bear interest from and after the date when due until paid in full at the rate of twelve per cent (12.0%) per annum (the “Default Rate”).

If the Borrower is not in default under this Secured Promissory Note, the Borrower shall have the privilege of prepaying without penalty or premium, the outstanding principal balance hereof in whole or in part at any time or from time to time.  Any such prepayment must be accompanied by full payment of all interest then accrued and unpaid on the principal amount being prepaid.

The Borrower’s failure to pay when due any principal or accrued interest owed under this Secured Promissory Note shall constitute an “Event of Default.”  Upon the occurrence of an Event of Default, the Holder shall have the right, at his sole option, at any time thereafter, (i) to declare the entire balance of principal and accrued interest on this Secured Promissory Note to be immediately due and payable, (ii) to exercise all of his rights as a secured party under the Agreement, and (iii) to exercise any and all of his other rights and remedies that are provided under the Agreement and applicable law.  All rights and remedies of the Holder are cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the Holder, and whenever and as often as the Holder deems necessary or appropriate.

If any attorney is engaged by the Holder to enforce or construe any provision of this Secured Promissory Note or the Agreement as a consequence of the occurrence of an Event of Default, with or without the filing of any arbitration proceeding or legal action by the Holder, then the Borrower shall pay immediately on demand all attorneys’ fees and other costs and expenses incurred by the Holder in connection therewith, together with interest thereon from the date of such demand until paid in full at the Default Rate as if such unpaid fees, costs and expenses had been added to the principal amount of this Secured Promissory Note.

The Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of default and all lack of diligence or delay by the Holder in the collection or enforcement of this Secured Promissory Note.  The Holder shall not be deemed to have waived any right or remedy that he has under this Secured Promissory Note, the Agreement or applicable law unless he has expressly waived the same in writing or unless this Secured Promissory Note or the Agreement expressly provides a period of time in which the right or remedy must be exercised.  The waiver by the Holder of a right or remedy shall not be construed as a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

If any provision of this Secured Promissory Note is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from this Secured Promissory Note, and the validity, legality and enforceability of the remaining provisions of this Secured Promissory Note shall remain in full force and effect.  If the Holder ever receives any interest payment on this Secured Promissory Note in excess of the maximum interest permitted by applicable law, such excess amount shall, at the Holder’s option, be applied to the reduction of the unpaid principal balance of this Secured Promissory Note or returned to the Borrower.  Time is of the essence with respect to every provision hereof.  This Secured Promissory Note shall be governed by the internal laws of the State of Nevada without giving effect to conflict-of-law principles.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Secured Promissory Note as of the date first written above.

ecoSolutions Intl

By:	/s/ WILLIAM PATRIDGE

Its:	Chief Executive Officer